Exhibit 10.41

AMENDMENT OF
ANGELICA CORPORATION
EMPLOYMENT AGREEMENT

Steven L. Frey

This Amendment of the Angelica Corporation Employment Agreement with Steven L. Frey (the “Agreement”) has been entered into this 17th day of December, 2007, by and between Angelica Corporation, a Missouri corporation (the “Company”), and Steven L. Frey, an individual (the “Executive”).

WHEREAS, the Company and the Executive previously entered into that certain agreement dated as of September 9, 2004, regarding the employment relationship between the Company and the Executive (the “Original Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Original Agreement as of the date hereof to conform to the provisions of the regulations under Section 409A of the Internal Revenue Code;

NOW THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive hereby amend the Original Agreement as follows:

1.           Section 1.1(i) is amended to read in its entirety as follows:

1.1(i) “Date of Termination” has the meaning set forth in Section 3.8 of this Agreement.  In all cases, a “Date of Termination” shall only occur upon separation from service from the Company and all of its affiliates, as defined in Treasury regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, separation from the 50% controlled group that includes the Company).

2.           Section 2.4(f) is amended to add the following sentence to the end of said Section:

Expense reimbursements described in this Section 2.4(f) will be made no later than the end of the calendar year following the calendar year in which the expenses are incurred.

3.           Section 3.4 is amended to read in its entirety as follows:

3.4 Good Reason.  The Executive may terminate his employment with the Company during the Employment Period for “Good Reason,” which shall mean the occurrence of one or more of the following without the consent of the Executive:

3.4(a) a material reduction in the Executive’s Annual Base Salary;

3.4(b) a material reduction in the Executive’s authority, duties or responsibilities;

3.4(c) a material reduction in the budget over which the Executive retains authority;

3.4(d) a material change in the geographic location at which the Executive must perform the services under this Agreement;

3.4(e) any other action or inaction that constitutes a material breach by the Company of this Agreement.

Any termination of the Executive’s employment based upon a good faith determination of “Good Reason” made by the Executive shall be subject to a delivery of a Notice of Termination by the Executive to the Company in the manner prescribed in Section 3.7 within ninety (90) days of the first occurrence of an event that would constitute Good Reason and subject further to the ability of the Company to remedy the condition within thirty (30) days of receipt.

4.           Section 3.8 is amended to read in its entirety as follows:

3.8 Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or any other reason, the date of receipt by the Executive of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, or (iii) if the Executive’s employment is terminated by the Executive for Good Reason, the date specified in the Notice of Termination which date shall not be more than two (2) years after the initial occurrence of the Good Reason event as specified in Section 3.4 or less than thirty (30) days after the receipt of such notice; or (iv) if the Executive’s employment is terminated by the Executive voluntarily (either prior to or after a Change in Control Date), the date that is specified in the Notice of Termination that is at least six months after the receipt of the Notice of Termination by the Company unless the Company decides to waive or shorten the notice period in its sole discretion. If within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

5.           Sections 4.1(a) is amended to read in its entirety as follows:

4.1(a) Accrued Obligations. Within thirty (30) days after the Date of Termination, the Company shall pay to the Executive the sum of (i) the Executive’s Annual Base Salary through the Date of Termination to the extent not previously paid, and (ii) any accrued vacation pay; in each case to the extent not previously paid (the “Accrued Obligations”).  In addition, Executive shall be entitled to the benefits, if any, under any benefit plan, program or arrangement in which the Executive is a participant, in the time and manner provided under the applicable plan, program or arrangement.

6.           Section 4.1 (b) is amended to read in its entirety as follows:

4.1(b) Severance Payment. Within thirty (30) days after the Date of Termination, the Company shall pay to the Executive as severance pay in a lump sum, in cash, an amount equal to one times the Executive’s then-current Annual Base Salary.

7.           Section 4.2 is amended to read in its entirety as follows:

4.2 Benefits Upon Termination without Cause or for Good Reason in Connection with a Change in Control.  If (a) a Change in Control (as defined in Section 1.1(f)) occurs during the Employment Period and within two (2) years after the Change in Control Date (as defined in Section 1.1(g)) (i) the Company shall terminate the Executive’s employment without Cause, or (ii) the Executive shall terminate employment with the Company for Good Reason, or, alternatively, (b) if one of the above-described terminations of employment occurs within the six-month period prior to the earlier of (i) a change of control that qualified under Code Section 409A (a “409A Change in Control”) or (ii) the execution of a definitive agreement or contract that eventually results in a 409A Change in Control, then the Executive shall become entitled upon the date of the 409A Change in Control to receive the payment of the benefits as provided below as of either (y) the Date of Termination, in the case where the sequence of the requisite events is as set forth in subsection (a) above or (z) the date of the 409A Change in Control, in the case where the sequence of the requisite events occurred as set forth in subsection (b) above (the relevant date for purposes of entitlement to the benefits as set forth in this Section 4.2 is hereinafter referred to as the “Entitlement Date”).

For purposes of this Agreement, a “409A Change in Control” shall mean:  (i) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (ii) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; (iv) one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.  Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.  This definition of 409A Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Code Section 409A.

8.           Section 4.2(d) is amended to read in its entirety as follows:

4.2(d) Medical and Health Benefit Continuation. The Executive will be entitled to a cash payment by the Company to the Executive to enable the Executive to purchase two (2) years of medical and health benefits continuation coverage for the Executive and/or the Executive’s eligible family members who are receiving such coverage on the Date of Termination at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2.4(e) if the Executive’s employment had not been terminated; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or health benefits under another employer-provided plan, the medical and health benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.  The Company shall, on a monthly basis commencing in the month immediately subsequent to the month in which the Entitlement Date occurs and ending with the last month for which the Executive is entitled to the continuation of such medical and health benefits, pay to the Executive an amount equal to the COBRA premium applicable to such coverage plus a tax gross-up amount and shall remit the net after-tax amount to the medical plan on the Executive’s behalf.

9.           Section 4.3 is amended to add the following to the end of the last sentence of said Section:

, in the time and manner provided in each such plan, policy or arrangement.

10.         Section 4.4 is amended to add the following to the end of the last sentence of said Section:

, in the time and manner provided in each such plan, policy or arrangement.

11.         Section 4.7 is amended to read in its entirety as follows:

4.7 Full Settlement. The parties agree that the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder are intended to be in full settlement of all claims that the Executive may have against the Company with respect to the termination of the Executive’s employment with the Company and the Executive shall be required to execute and deliver an agreement to this effect prior to receipt of any payments under this Agreement.  If such agreement is not signed and delivered to the Company within sixty (60) days of Executive’s Date of Termination, the Company’s obligation to make the payments provided for in this Agreement shall terminate.  The payments to be made by the Company or any other obligation that the Company is required to perform pursuant to this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 4.2(d), such amounts shall not be reduced whether or not the Executive obtains other employment.  To the extent the Executive prevails in any contest with respect to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment pursuant to this Agreement), the Company agrees to pay promptly, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any such contest, plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A).  Any such payment shall be made not later than the end of the calendar year following the calendar year in which the Executive incurred such expense.

12.         Section 4.8 is amended to read in its entirety as follows:

4.8 Resolution of Disputes. If there shall be any dispute between the Company and the Executive (i) as to whether any termination of the Executive’s employment was for Cause, or (ii) as to whether any termination of the Executive’s employment for Good Reason was made in good faith, then, unless and until there is a final, non-appealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 4.1 or 4.2 as though such termination was without Cause or for Good Reason, as the case may be; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section 4.8 except upon receipt, within sixty (60) days of the date such dispute arises, of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

13.                      A new Section 4.9 is added to the Agreement as follows:

4.9 Specified Employee Six Month Deferral.  Notwithstanding anything to the contrary in this Section 4, if the Executive is a “Specified Employee” on the Date of Termination, the Executive may not receive a payment of “nonqualified deferred compensation” for which the “payment event” is “separation from service,” as defined in Code Section 409A and the regulations thereunder, until at least six (6) months after a Date of Termination.  Any payment of nonqualified deferred compensation otherwise due in such six (6) month period shall be suspended and become payable at the end of such six (6) month period.

A “Specified Employee” means a specified employee as defined in Treas. Reg. §1.409A-1(i) (generally, officers earning more than $140,000 per year, as indexed for inflation, who are among the fifty (50) highest paid employees).

IN WITNESS WHEREOF, the Executive and, the Company, pursuant to the authorization from its Board, have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

“Executive”

/s/ Steven L. Frey
STEVEN L. FREY

“Company”

ANGELICA CORPORATION

By  /s/ Stephen M. O’Hara
Name: Stephen M. O’Hara
Title:   CEO